EX.99.IND.PUB.ACCT
Changes in Registrant's Certifying Accountant

On July 26, 2017, KPMG LLP (KPMG) was dismissed as the independent registered public accounting firm of the USCA All Terrain Fund.  The Audit Committee recommended and the Board of Trustees approve the engagement of Cohen & Company, Ltd (Cohen) as the Registrant's independent registered public accounting firm for the Registrant's fiscal year ending March 31, 2018.

KPMG's reports on the Registrant's consolidated financial statements as for the fiscal period from July 1, 2015 (commencement of operations) through March 31, 2016 and the fiscal year ended March 31, 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal period from July 1, 2015 (commencement of operations) through March 31, 2016 and the fiscal year ended March 31, 2017, and the subsequent interim period through the date of the filing of the Form N-SAR, there were (i) no "disagreements," as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between the Registrant and KPMG on any matters of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreement(s), if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement(s) in connection with its reports on the financial statements for such fiscal years and the interim period; and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K for such fiscal years and the interim period.

During the fiscal period from July 1, 2015 (commencement of operations) through March 31, 2016 and the fiscal year ended March 31, 2017, and the subsequent interim period through the date of the filing of the Form N-SAR, neither the Registrant nor anyone on its behalf has consulted with Cohen regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements and neither a written report nor oral advice was provided to the Registrant that Cohen concluded was an important factor considered by the Registrant in reaching a decision as to any accounting, auditing, or financial reporting issue; and (ii) any matter that was subject of a "disagreement" as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.